WINTHROP REALTY TRUST ANNOUNCES RESULTS FOR
FIRST QUARTER 2016

FOR IMMEDIATE RELEASE

Boston, Massachusetts – May 5, 2016 – Winthrop Realty Trust (NYSE:FUR) (the “Company” or “Winthrop”), which is liquidating and winding down pursuant to a plan of liquidation, announced today its financial and operating results for the first quarter ended March 31, 2016.

Liquidating Trust

Shareholders are reminded that on August 5, 2016 the Company will transfer all of its remaining assets into a liquidating trust.  As a result, the Company’s shareholders will receive beneficial interests in the liquidating trust in proportion to shares held in the Company.  As previously disclosed, beneficial interests in the liquidating trust will generally not be transferable except by will, intestate succession or operation of law.  For a detailed description of the federal income tax and investment considerations relating to such a transfer and its effect on your interests in the Company, we refer you once again to the proxy statement filed on Form 14-A on June 26, 2014 with the Securities and Exchange Commission, a copy of which is available on their website, www.sec.gov as well as the Company’s website www.winthropreit.com under the investor relations tab.  We strongly advise you to contact your investment and tax advisors as to questions which you may have.

Financial Results

Liquidation Basis of Accounting

As a result of the shareholder approval of the plan of liquidation on August 5, 2014, effective August 1, 2014, the Company began reporting its financial results on the liquidation basis of accounting.  The liquidation basis of accounting requires, among other things, that management estimate sales proceeds on an undiscounted basis as well as include in the Company’s assets and liabilities the undiscounted estimate of future revenues and expenses of the Company.  The estimated net assets in liquidation at March 31, 2016 would result in future liquidating distributions of approximately $14.08 per common share which amount includes the $2.00 per common share liquidating distribution referenced below.  This estimate of future liquidating distributions includes projections of costs and expenses to be incurred during the period required to complete the plan of liquidation.  There is inherent uncertainty with these projections and, accordingly, these projections could change materially based on a number of factors both within and outside of Winthrop’s control including market conditions, the timing of sales, the performance of underlying assets and any changes in the underlying assumptions of projected cash flows.

The current estimate represents a decrease in liquidating distributions of $0.10 per common share below the Company’s estimate at December 31, 2015.  The decrease is primarily the result of decreases in the liquidation values of the Company’s Orlando, Florida office property, One East Erie, Chicago, Illinois office property and 550 Corporetum, Lisle, Illinois office property due to changes in the anticipated holding period of these properties.  In addition, the liquidation value and estimated cash receipts of the Company’s Jacksonville, Florida property have been reduced based on the contract for sale.  These decreases were partially offset by (i) a net increase in the liquidation value of the Company’s Churchill, Pennsylvania property due to a lease modification and extension and a change in the anticipated holding period of the property; (ii) a net increase in anticipated receipts from the Company’s luxury residential property in Houston, Texas due to a change in the anticipated holding period of the property; (iii) an increase in estimated receipts from the Company’s 450 West 14th Street venture due to a refinancing of the property; and (iv) an increase in the estimated cash flow received from the Company’s Sullivan Center venture due to an extension of the closing of the sale of this investment.

2016 First Quarter Activity and Subsequent Events

Assets Sold

•
Sullivan Center, Chicago, Illinois – On April 27, 2016 the Company closed on the sale of its interest in WRT One South State Lender LP which holds the mezzanine loan on the property and its interest in WRT-Elad One South State Equity LP to its Sullivan Center venture partner for an aggregate purchase price of approximately $95.3 million.

Leasing Activity

•
701 Seventh Avenue, New York, New York - The Company’s venture which owns 701 Seventh Avenue in Times Square has entered into a lease agreement with a venture which includes an international entertainment company for the upper three floors of the retail space.  The lease agreement is being held in escrow pending receipt of third party consents.  Upon receipt of the consents, the lease will be released from escrow.

•	Churchill, Pennsylvania – On April 28, 2016 the Company entered into a lease modification with the tenant extending the term of the lease through April 30, 2031.

Assets Under Contract for Sale

•
Highgrove, Stamford, Connecticut – On January 21, 2016 the contract (the “First Purchase Agreement”) which was previously entered into to sell the apartment building located in Stamford, Connecticut was terminated due to the prospective purchaser’s inability to timely close.  In accordance with the terms of the purchase agreement, the venture in which the Company holds an 83.7% interest retained the $5.0 million deposit.

On February 18, 2016 the venture entered into a purchase agreement (the “Second Purchase Agreement”) to sell this asset for gross proceeds of $87.5 million.  The purchaser has provided an $11.0 million non-refundable deposit.  If consummated, the closing is expected to occur in the second quarter of 2016.  In connection with entering into the Second Purchase Agreement, the venture entered into a settlement agreement with the purchaser under the First Purchase Agreement providing for the return of $1.0 million of the previously retained deposit and an agreement to return up to an additional $1.5 million of the previously retained deposit upon the closing or termination of the Second Purchase Agreement.  As a result, assuming the consummation of the transaction contemplated by the Second Purchase Agreement, the venture will receive gross sales proceeds, inclusive of forfeited deposits, totaling $90.0 million.

•
Lake Brandt, Greensboro, North Carolina – On January 20, 2016 the Company entered into a contract with an independent third party to sell its residential property known as Lake Brandt Apartments for gross proceeds of $20.0 million.  The buyer’s $500,000 deposit under the contract is non-refundable.  If consummated, the sale is expected to close in the second quarter of 2016.  The liquidation value was $20.0 million at March 31, 2016 and December 31, 2015.

•
Jacksonville, Florida – On April 13, 2016 the Company entered into a contract with an independent third party to sell its warehouse property in Jacksonville, Florida for gross proceeds of $10.5 million.  The buyer’s $250,000 deposit under the contract is non-refundable.  In connection with the sale, the Company will provide seller financing of up to $8.4 million.  The loan will require interest only payments and will mature three years from the date of sale.  The loan will bear interest at a rate of LIBOR plus 5% with a floor of 6% and a ceiling of 8%.  If consummated, the sale is expected to close in the second quarter of 2016.  The liquidation value was $10.5 million at March 31, 2016 and $11.4 million at December 31, 2015.

Properties Currently Being Marketed for Sale

•	One East Erie, Chicago, Illinois – a 126,000 square foot multi-tenanted office property and parking garage.
•	550 Corporetum, Lisle, Illinois – a 169,000 square foot multi-tenanted office property.
•	Mentor Building, Chicago, Illinois – a 7,000 square foot retail property.

For a complete list of the Company’s assets, current projected disposition timetable, and March 31, 2016 liquidation value, refer to our quarterly supplemental report at www.winthropreit.com in the Investor Relations section.

Distribution

On April 28, 2016 Winthrop’s Board of Trustees declared a liquidating distribution of $2.00 per common share of beneficial interest payable in cash on May 17, 2016 to common shareholders of record on May 10, 2016.  The liquidating distribution is being paid from sale proceeds.

Conference Call Information

The Company will host a conference call to discuss its first quarter 2016 activities today, Thursday, May 5, 2016 at 12:00 PM Eastern Time.  Interested parties may access the live call by dialing (877) 407-9205 or (201) 689-8054, or via the Internet at www.winthropreit.com within the News and Events section.  An online replay will be available for one year.  A replay of the call will be available through June 5, 2016 by dialing (877) 660-6853; conference ID 13635528.

About Winthrop Realty Trust

Winthrop, headquartered in Boston, Massachusetts, is a NYSE-listed real estate investment trust (REIT).  On August 5, 2014 Winthrop’s shareholders adopted a plan of liquidation pursuant to which Winthrop is liquidating and winding down and, in connection therewith, is seeking to sell its assets in an orderly fashion to maximize shareholder value.  For more information, please visit our web-site at www.winthropreit.com.

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  The statements in this release state the Company’s and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements for which the Company claims the protections of the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995.  It is important to note that future events and the Company’s actual results could differ materially from those described in or contemplated by such forward-looking statements.  Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) local real estate conditions, (iv) increases in interest rates, (v) increases in operating costs and real estate taxes, (vi) changes in accessibility of debt and equity capital markets and (vii) defaults by borrowers on loans.  Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's filings with the Securities and Exchange Commission, copies of which may be obtained from the Company or the Securities and Exchange Commission.  The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the Company's most recent Annual Report on Form 10-K, as may be updated or supplemented in the Company's Form 10-Q filings, which discuss these and other factors that could adversely affect the Company's results.

CONSOLIDATED STATEMENTS OF NET ASSETS
(Liquidation Basis)
(unaudited, in thousands)

	March 31,	December 31,
	2016	2015
ASSETS
Investments in real estate	$348,770	$353,862
Equity investments	330,334	327,738
Cash and cash equivalents	18,103	21,128
Restricted cash held in escrows	7,487	6,603
Loans receivable	5,271	5,280
Secured financing receivable	29,320	28,928
Accounts receivable	837	2,090
TOTAL ASSETS	740,122	745,629

LIABILITIES
Mortgage loans payable	171,753	172,095
Liability for non-controlling interests	18,142	17,796
Liability for estimated costs in excess of estimated receipts during liquidation	28,417	29,297
Dividends payable	1,822	1,822
Accounts payable, accrued liabilities and other liabilities	5,717	6,382
Related party fees payable	1,572	1,841
TOTAL LIABILITIES	227,423	229,233

COMMITMENTS AND CONTINGENCIES
Net assets in liquidation	$512,699	$516,396

Further details regarding the Company’s results of operations, properties, joint ventures and tenants are available in the Company’s Form 10-Q for the quarter ended March 31, 2016 which will be filed with the Securities and Exchange Commission and will be available for download at the Company’s website www.winthropreit.com or at the Securities and Exchange Commission website www.sec.gov.

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Contact Information:

AT THE COMPANY

John Garilli
Chief Financial Officer
(617) 570-4614